Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces European Plant Consolidation to Improve
Profitability

For Immediate Release

June 1, 2007

[Charlotte, NC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA; POLGB) today announced that it will consolidate operations of one of its European plants to lower its fixed costs and improve overall profitability.

The company will close its Neunkirchen, Germany plant and transfer portions of the business to the company’s plant in Cuijk, The Netherlands. Operations at the plant are expected to be phased out by the end of 2007.

“PGI is focused on ensuring we have the right cost structure to effectively compete in each of our markets.  Our operation in Germany is not of sufficient size to support a stand-alone site but the business will remain viable when combined with our existing operation in The Netherlands, “ said Veronica (Ronee) M. Hagen, PGI’s chief executive officer. “While difficult, these actions are necessary to ensure our long-term competitiveness and ability to position our company for further growth and investment in the region.”

After the consolidation is complete, PGI will operate two nonwovens plants in Europe; Bailleul, France and Cuijk, The Netherlands.

As a result of the decision to consolidate the operations, the company estimates that it will recognize cash restructuring charges of approximately $8 million to $9 million and the non-cash write-off of certain assets of approximately $3 million. The consolidation efforts, which are expected to be complete by the end of the fiscal 2007, are expected to result in improved profitability and a more efficient manufacturing cost structure. The company expects the profitability of the associated business to improve approximately $3 million to $4 million on an annualized basis.  Additionally, the Company anticipates proceeds of approximately $6 million to $8 million, net of closure and exit costs, from the sale of idled facilities and equipment.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers.  The company operates 21 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Forms 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(704) 697-5186

normand@pginw.com